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EXHIBIT 3.1


                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                           ALLIS-CHALMERS CORPORATION


         Allis-Chalmers Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         FIRST: The name of the corporation is Allis-Chalmers Corporation (the "Corporation"). The Corporation was originally incorporated under the name Allis-Chalmers Manufacturing Company. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware (the "Secretary of State") on March 15, 1913, and was amended by the Restated Certificate of Incorporation filed with the Secretary of State on December 2, 1988, the Certificate of Amendment of Restated Certificate of Incorporation filed with the Secretary of State on November 17, 1989, and Certificate of Amendment of Amended and Restated Certificate of Incorporation filed with the Secretary of State on July 8, 1992.

         SECOND: Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and amends the provisions of the Corporation's Certificate of Incorporation, as amended, in all respects.

         THIRD: The text of the Amended and Restated Certificate of Incorporation is hereby restated and amended to read in its entirety as follows:

I. The name of the Corporation is ALLIS-CHALMERS CORPORATION (hereinafter called the "Corporation").

II. The registered office of the Corporation in the State of Delaware is located at 1209 Orange Street in the City of Wilmington in the County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

III. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

IV. The total number of shares of all classes of stock which the Corporation shall have authority to issue is twenty-five million (25,000,000) shares, of which twenty million (20,000,000) shares shall be common stock, par value $0.15 per share (the "Common Stock") and five million (5,000,000) shares shall be preferred stock, par value $0.01 per share (the "Preferred Stock").

         A. PREFERRED STOCK. The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of each class of Preferred Stock are as follows:

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         The Board of Directors of the Corporation (the "Board of Directors") is
expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, subject to the limitations prescribed by law and in accordance with the provisions hereof, including (but without limiting the generality thereof) the following:

                  (1) The designation of the series and the number of shares to constitute the series;

                  (2) The dividend rate, if any, of the series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes or stock, and whether such dividends shall be cumulative or noncumulative;

                  (3) Whether the shares of the series shall be subject to redemption by the Corporation and if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

                  (4) The terms and amount of any sinking fund provided for the purchase or redemption of the shares of the series;

                  (5) Whether or not the shares of the series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of stock of the Corporation, and if provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

                  (6) The extent, if any, to which the holders of the shares of the series shall be entitled to vote with respect to the election of directors or otherwise;

                  (7) The restrictions, if any, on the issue or reissue of any additional Preferred Stock; and

                  (8) The rights of the holders of the shares of the series upon the dissolution, liquidation, or winding up of the Corporation.

         Subject to the prior or equal rights, if any, of the Preferred Stock of any and all series stated and expressed by the Board of Directors in the resolution or resolutions providing for the issuance of such Preferred Stock, the holders of Common Stock shall be entitled (i) to receive dividends when and as declared by the Board of Directors out of any funds legally available therefor, (ii) in the event of any dissolution, liquidation or winding up of the Corporation, to receive the remaining assets of the Corporation, ratably according to the number of shares of common stock held, and (iii) to one vote for each share of common stock held on all matters submitted to a vote of

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stockholders. No holder of Common Stock shall have any preemptive right to purchase or subscribe for any part of any issue of stock or of securities of the corporation convertible into stock of any class whatsoever, whether now or hereafter authorized.

V. The Corporation shall have perpetual existence.

VI. The private property of the stockholders shall not be subject to the payment of the debts of the Corporation to any extent whatever.

VII. The business and affairs of the Corporation shall be managed and controlled by the Board of Directors, which shall contain of not more than fifteen (15) nor fewer than three (3) directors, except as provided by law, the By-Laws of the Corporation or this Amended and Restated Certificate of Incorporation.

VIII. The stockholders may adopt, amend or repeal any By-Laws of the Corporation at any annual meeting, or at any special meeting, provided notice of any proposed adoption, amendment or repeal of a By-Law is included in the notice of such meeting. The Board may also adopt, amend or repeal any By-Laws of the Corporation except any by-laws adopted or amended by the stockholders after the date hereof.

IX. Indemnification.

         A. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified by the Corporation to the fullest extent permitted by the Delaware Corporation Law as the same exists or may hereafter be amended, against all expense, liability and loss (including settlement) reasonably incurred or suffered by such person in connection with such service; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by him only if such proceeding was authorized by the board of directors, either generally or in the specific instance. The right to indemnification shall include the advancement of expenses incurred in defending any such proceeding in advance of its final disposition in accordance with procedures established from time to time by the board of directors; provided, however, that if the Delaware General Corporation Law so requires, the director, officer or employee shall deliver to the Corporation an undertaking to repay all amounts so advanced if it shall ultimately be determined that he is not entitled to be indemnified under this Article IX or otherwise.

         B. The rights of indemnification provided in this Article IX shall be in addition to any rights to which any person may otherwise be entitled by law or under any By-Law, agreement, vote of stockholders or disinterested directors, or otherwise. Such rights shall continue as to any person who has ceased to be a director, officer or employee and shall inure to the benefit of his heirs,

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executors and administrators, and shall be applied to proceedings commenced after the adoption hereof, whether arising from acts or omissions occurring before or after the adoption hereof.

X. No Director shall be personally liable to the Corporation or any stockholders for monetary damages for breach of fiduciary duty as a Director, except for any matter in respect of which such Director (a) shall be liable under Section 174 of the Delaware General Corporation Law or any amendment thereto or successor provision thereto; or (b) shall be liable by reason that in addition to any and all other requirements for such liability, he (i) shall have breached his duty of loyalty to the Corporation or its stockholders, (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith, (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law, or (iv) shall have derived an improper personal benefit. Neither the amendment nor repeal of this Article X, nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article X shall eliminate or reduce the effect of this Article X in respect of any matter occurring, or any cause of action, suit or claim that but for this Article X would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

XI. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of the Delaware General Corporation Law.

         IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed and alleged to under the penalties of perjury this _______, 2001.


                                        ALLIS-CHALMERS CORPORATION


                                        By:
                                           ------------------------------------
                                        Munawar H. Hidayatallah, President

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